Exhibit 99.1

Accenture Reports Strong Fourth-Quarter and Full-Year Fiscal 2011 Results,

With Record Annual Revenues, EPS, Operating Margin,

Free Cash Flow and New Bookings

— Fourth-quarter revenues increase 23% in U.S. dollars and 14% in local currency, to

$6.7 billion; quarterly EPS increase 38%, to $0.91; free cash flow is $1.2 billion —

— For full year, revenues increase 18% in U.S. dollars and 15% in local currency, to

$25.5 billion; EPS increase 28%, to $3.40; and free cash flow is $3.0 billion —

— New bookings are $8.4 billion for fourth quarter and $28.8 billion for full year —

— Company increases semi-annual cash dividend 50%, to 67.5 cents per share;

Board of Directors approves $5 billion of additional share repurchase authority —

— For fiscal year 2012, Accenture expects net revenue growth of 7% to 10% in local currency and EPS of $3.80 to $3.88, an increase of 12% to 14% —

NEW YORK; Sept. 27, 2011 — Accenture (NYSE: ACN) reported strong financial results for the fourth quarter and full 2011 fiscal year, ended Aug. 31, 2011, with record annual revenues, earnings per share, operating margin, free cash flow and new bookings.

For the fourth quarter, revenues before reimbursements (“net revenues”) were $6.7 billion, an increase of 23 percent in U.S. dollars and 14 percent in local currency compared with the fourth quarter of fiscal 2010. Diluted earnings per share were $0.91, an increase of 38 percent. Operating margin was 13.8 percent. Operating cash flow was $1.4 billion and free cash flow was $1.2 billion, both quarterly records. New bookings were $8.4 billion, the company’s highest quarterly bookings ever.

For the full fiscal year, net revenues were $25.5 billion, an increase of 18 percent in U.S. dollars and 15 percent in local currency compared with fiscal 2010. Diluted earnings per share were $3.40, an increase of 28 percent. Operating margin was 13.6 percent. Operating cash flow was $3.4 billion and free cash flow was $3.0 billion, which exceeded the top end of the company’s expectations by more than $300 million. New bookings were $28.8 billion.

In addition, Accenture’s Board of Directors has declared a semi-annual cash dividend of 67.5 cents per share, an increase of 22.5 cents per share, or 50 percent, over its previous semi-annual dividend, declared in March. The Board also approved $5 billion in additional share repurchase authority.

Pierre Nanterme, Accenture’s chief executive officer, said, “Our excellent results for the fourth quarter and full fiscal 2011 reflect the continued momentum in our business as we execute our growth strategy. We hit the top end of our range for both revenues and EPS and are particularly pleased with the growth across all dimensions of our business. In addition, we generated free cash flow of $3 billion for the year, which enabled us to return more than $2.8 billion to our shareholders through dividends and share repurchases and still close the year with an exceptionally strong balance sheet.

“While we are closely monitoring the economic environment, we continue to see strong demand for our services — demonstrated by record bookings of $8 billion in the fourth quarter and $29 billion in the full year. We are investing in our core business, in strategic initiatives and in our key geographic growth markets. Our industry expertise and technology leadership remain key differentiators for us, and we continue to run our business with rigor and discipline — with a focus on driving profitable growth, increasing market share and delivering significant value to clients and shareholders.”

Financial Review

Fourth Quarter Fiscal 2011

Net revenues for the fourth quarter of fiscal 2011 were $6.7 billion, compared with $5.4 billion for the fourth quarter of fiscal 2010, an increase of 23 percent in U.S. dollars and 14 percent in local currency. Net revenues for the fourth quarter of fiscal 2011 exceeded the company’s guided range of $6.4 billion to $6.6 billion, which assumed a foreign-exchange impact of positive 8 percent. Adjusting for the actual foreign-exchange impact of positive 9 percent in the fourth quarter, the company’s guided range for quarterly net revenues would have been $6.45 billion to $6.65 billion. Net revenues of $6.7 billion for the quarter were just above this adjusted range.

•	Consulting net revenues were $3.9 billion, an increase of 25 percent in U.S. dollars and 16 percent in local currency compared with the fourth quarter of fiscal 2010.

•	Outsourcing net revenues were $2.8 billion, an increase of 21 percent in U.S. dollars and 13 percent in local currency compared with the fourth quarter of fiscal 2010.

Diluted EPS for the fourth quarter were $0.91, compared with $0.66 for the fourth quarter last year. The $0.25 increase in EPS reflects:

•	$0.14 from higher revenue and operating results in local currency;
•	$0.06 from favorable foreign-exchange rates compared with the fourth quarter of fiscal 2010;
•	$0.02 from a lower effective tax rate;
•	$0.02 from a lower share count; and
•	$0.01 from higher non-operating income.

Operating income for the fourth quarter of fiscal 2011 was $923 million, or 13.8 percent of net revenues, compared with $714 million, or 13.2 percent of net revenues, for the fourth quarter of fiscal 2010, an expansion of 60 basis points.

Gross margin (gross profit as a percentage of net revenues) for the fourth quarter was 33.1 percent, compared with 34.0 percent for the fourth quarter of fiscal 2010. Selling, general and administrative (SG&A) expenses for the fourth quarter were $1.29 billion, or approximately 19.4 percent of net revenues, compared with $1.13 billion, or 20.9 percent of net revenues, for the fourth quarter of fiscal 2010.

The company’s effective tax rate for the fourth quarter was 27.0 percent, compared with 28.8 percent for the fourth quarter of fiscal 2010. The lower rate in the fourth quarter of fiscal 2011 was primarily due to a number of factors that affect the geographic mix of income.

Net income for the fourth quarter was $683 million, compared with $510 million for the same period of fiscal 2010.

Operating cash flow for the fourth quarter was $1.38 billion, and property and equipment additions were $137 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $1.24 billion. For the same period of fiscal 2010, operating cash flow was $1.25 billion, property and equipment additions were $102 million, and free cash flow was $1.15 billion.

Days services outstanding, or DSOs, were 30 days at Aug. 31, 2011, compared with 30 days at Aug. 31, 2010.

Accenture’s total cash balance at Aug. 31, 2011 was $5.7 billion, compared with $4.8 billion at Aug. 31, 2010.

Utilization for the fourth quarter of fiscal 2011 was 85 percent. Attrition for the fourth quarter was 14 percent, compared with 17 percent for the fourth quarter of fiscal 2010.

New Bookings

New bookings for the fourth quarter were approximately $8.4 billion. This reflects a positive 9 percent foreign-currency impact compared with the fourth quarter of fiscal 2010.

•	Consulting new bookings were $4.16 billion, or 49 percent of fourth-quarter bookings.

•	Outsourcing new bookings were $4.28 billion, or 51 percent of fourth-quarter bookings.

Net Revenues by Operating Group

All of the company’s operating groups achieved positive revenue growth in both local currency and U.S. dollars compared with the fourth quarter last year. Net revenues by operating group for the fourth quarter were as follows:

•	Communications & High Tech*: $1.4 billion, compared with $1.2 billion for the fourth quarter of fiscal 2010, an increase of 23 percent in U.S. dollars and 13 percent in local currency.

•	Financial Services: $1.4 billion, compared with $1.1 billion for the fourth quarter of fiscal 2010, an increase of 23 percent in U.S. dollars and 13 percent in local currency.

•	Health & Public Service: $994 million, compared with $856 million for the fourth quarter of fiscal 2010, an increase of 16 percent in U.S. dollars and 12 percent in local currency.

•	Products: $1.6 billion, compared with $1.3 billion for the fourth quarter of fiscal 2010, an increase of 25 percent in U.S. dollars and 16 percent in local currency.

•	Resources: $1.3 billion, compared with $1.0 billion for the fourth quarter of fiscal 2010, an increase of 28 percent in U.S. dollars and 18 percent in local currency.

*	On Sept. 1, 2011, Accenture changed the name of its Communications & High Tech operating group to Communications, Media & Technology. The three industries that make up the operating group — Communications, Electronics & High Tech, and Media & Entertainment — remain the same.

Net Revenues by Geographic Region

Net revenues by geographic region for the fourth quarter were as follows:

•	Americas: $3.0 billion, compared with $2.5 billion for the fourth quarter of fiscal 2010, an increase of 21 percent in U.S. dollars and 18 percent in local currency.

•	Europe, Middle East and Africa (EMEA): $2.7 billion, compared with $2.2 billion for the fourth quarter of fiscal 2010, an increase of 22 percent in U.S. dollars and 8 percent in local currency.

•	Asia Pacific: $957 million, compared with $688 million for the fourth quarter of fiscal 2010, an increase of 39 percent in U.S. dollars and 23 percent in local currency.

Full Year Fiscal 2011

Net revenues for the full 2011 fiscal year were $25.5 billion, compared with $21.6 billion for fiscal 2010, an increase of 18 percent in U.S. dollars and 15 percent in local currency. Net revenues for fiscal 2011 reflect a foreign-exchange impact of positive 3 percent compared with fiscal 2010.

•	Consulting net revenues were $14.9 billion, an increase of 21 percent in U.S. dollars and 17 percent in local currency compared with fiscal 2010.

•	Outsourcing net revenues were $10.6 billion, an increase of 15 percent in U.S. dollars and 13 percent in local currency compared with fiscal 2010.

Diluted EPS for the full fiscal year were $3.40, compared with $2.66 for fiscal 2010, an increase of 28 percent. The $0.74 increase in EPS reflects:

•	$0.42 from higher revenue and operating results in local currency;
•	$0.11 from a lower share count;
•	$0.09 from a lower effective tax rate;
•	$0.08 from favorable foreign-exchange rates compared with fiscal 2010; and
•	$0.04 from higher non-operating income.

Operating income for the full fiscal year was $3.47 billion, or 13.6 percent of net revenues, compared with $2.91 billion, or 13.5 percent of net revenues, for fiscal 2010, an expansion of 10 basis points.

Gross margin (gross profit as a percentage of net revenues) for fiscal 2011 was 32.9 percent, compared with 33.6 percent for fiscal 2010. Selling, general and administrative (SG&A) expenses for the full fiscal year were $4.91 billion, or approximately 19.2 percent of net revenues, compared with $4.33 billion, or approximately 20.0 percent of net revenues, for fiscal 2010.

Accenture’s annual effective tax rate for the full fiscal year was 27.3 percent, compared with 29.3 percent for fiscal 2010, in line with the company’s guided range of 27 percent to 28 percent.

Net income for the full fiscal year was $2.55 billion, compared with $2.06 billion for fiscal 2010.

For the year ended Aug. 31, 2011, operating cash flow was $3.44 billion and property and equipment additions were $404 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $3.04 billion, exceeding the company’s previously guided range of $2.5 billion to $2.7 billion. For the prior fiscal year, ended Aug. 31, 2010, operating cash flow was $3.09 billion, property and equipment additions were $238 million, and free cash flow was $2.85 billion.

Utilization for the full fiscal year 2011 was 86 percent. Attrition for the full year was 14 percent, compared with 15 percent for fiscal 2010.

New Bookings

New bookings for the full fiscal year were $28.8 billion, an increase of 15 percent in U.S. dollars and 12 percent in local currency over fiscal 2010. New bookings for fiscal 2011 reflect a positive 3 percent foreign-currency impact compared with fiscal 2010.

•

Consulting new bookings were $15.4 billion, an increase of 13 percent in U.S. dollars and 10 percent in local currency over fiscal 2010. Consulting represented 53 percent of new bookings in fiscal 2011.

•

Outsourcing new bookings were $13.4 billion, an increase of 18 percent in U.S. dollars and 14 percent in local currency compared with fiscal 2010. Outsourcing represented 47 percent of new bookings in fiscal 2011.

Net Revenues by Operating Group

All of Accenture’s operating groups grew revenues in both local currency and U.S. dollars in fiscal 2011 compared with fiscal 2010. Net revenues by operating group for the full fiscal year were as follows:

•	Communications & High Tech: $5.4 billion, compared with $4.6 billion for fiscal 2010, an increase of 18 percent in U.S. dollars and 14 percent in local currency.

•	Financial Services: $5.4 billion, compared with $4.4 billion for fiscal 2010, an increase of 21 percent in U.S. dollars and 18 percent in local currency.

•	Health & Public Service: $3.9 billion, compared with $3.6 billion for fiscal 2010, an increase of 8 percent in U.S. dollars and 7 percent in local currency.

•	Products: $5.9 billion, compared with $5.0 billion for fiscal 2010, an increase of 19 percent in U.S. dollars and 16 percent in local currency.

•	Resources: $4.9 billion, compared with $3.9 billion for fiscal 2010, an increase of 25 percent in U.S. dollars and 21 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region for the full fiscal year were as follows:

•	Americas: $11.3 billion, compared with $9.5 billion for fiscal 2010, an increase of 19 percent in U.S. dollars and 17 percent in local currency.

•	Europe, Middle East and Africa (EMEA): $10.9 billion, compared with $9.6 billion for fiscal 2010, an increase of 13 percent in U.S. dollars and 11 percent in local currency.

•	Asia Pacific: $3.4 billion, compared with $2.5 billion for fiscal 2010, an increase of 35 percent in U.S. dollars and 23 percent in local currency.

Dividend

Accenture plc has declared a semi-annual cash dividend of 67.5 cents per share on Accenture plc Class A ordinary shares for shareholders of record at the close of business on Oct. 14, 2011, and Accenture SCA will declare a semi-annual cash dividend of 67.5 cents per share on Accenture SCA Class I common shares for shareholders of record at the close of business on Oct. 11, 2011. Both dividends are payable on Nov. 15. This represents an increase of 22.5 cents per share, or 50 percent, over the company’s previous semi-annual dividend, declared in March.

Share Repurchase Activity

During the fourth quarter of fiscal 2011, Accenture repurchased or redeemed 13.1 million shares for a total of $731 million, including $621 million for 11.3 million shares repurchased on the open market. During the full fiscal year 2011, Accenture repurchased or redeemed 42.8 million shares for a total of $2.17 billion, including $1.31 billion for 24.3 million shares repurchased in the open market. The Accenture Board of Directors has approved $5 billion in additional share repurchase authority, bringing Accenture’s total outstanding authority to approximately $6 billion.

At Aug. 31, 2011, Accenture had approximately 704 million total shares outstanding, including 641 million Accenture plc Class A ordinary shares and minority holdings of 63 million shares (Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares).

Business Outlook

First Quarter Fiscal 2012

Accenture expects net revenues for the first quarter of fiscal 2012 to be in the range of $6.8 billion to $7.0 billion, which assumes a foreign-exchange impact of positive 3 percent compared with the first quarter of fiscal 2011.

Fiscal Year 2012

Accenture’s business outlook for the full 2012 fiscal year assumes a foreign-exchange impact of zero percent compared with fiscal 2011.

For fiscal 2012, the company expects net revenue growth to be in the range of 7 percent to 10 percent in local currency. The company expects diluted EPS growth to be in the range of 12 percent to 14 percent, or $3.80 to $3.88. These ranges for revenue and EPS growth are consistent with the preliminary business outlook the company provided at its Investor & Analyst Conference in April.

Accenture expects operating margin for the full fiscal year to be in the range of 13.7 percent to 13.9 percent, an expansion of 10 to 30 basis points.

The company expects operating cash flow to be $3.6 billion to $3.9 billion; property and equipment additions to be $490 million; and free cash flow to be in the range of $3.1 billion to $3.4 billion. The annual effective tax rate is expected to be in the range of 27 percent to 28 percent.

Accenture is targeting new bookings for fiscal 2012 in the range of $28 billion to $31 billion.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EDT today to discuss its fourth-quarter and full-year fiscal 2011 financial results. To participate, please dial +1 (800) 230-1092 [+1 (612) 288-0340 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 7:00 p.m. EDT today, Tuesday, Sept. 27, and continuing until Wednesday, Dec. 14, 2011. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Wednesday, Dec. 14. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 214430 from 7:00 p.m. EDT today, Tuesday, Sept. 27, through Wednesday, Dec. 14.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 236,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$25.5 billion for the fiscal year ended Aug. 31, 2011. Its home page is www.accenture.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by volatile, negative or uncertain economic or geopolitical conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; if the company is unable to keep its supply of skills and resources in balance with client demand around the world, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the company’s results of operations and ability to grow could be materially negatively affected if the company cannot adapt and expand its services and solutions in response to changes in technology and client demand; the consulting and outsourcing markets are highly competitive and the company might not be able to compete effectively; work with government clients exposes the company to additional risks inherent in the government contracting environment, including risks related to governmental budget and debt constraints; clients may not be satisfied with the company’s services; results of operations could be materially adversely affected if clients terminate their contracts with the company; outsourcing services subject the company to additional risks; results of operations could materially suffer if the company is not able to obtain favorable pricing; the company’s business could be materially adversely affected if it incurs legal liability in connection with providing its services and solutions; if the company’s pricing estimates do not accurately anticipate the cost and complexity of performing work, then the company’s contracts could be unprofitable; many of the company’s contracts include performance payments that link some of the company’s fees to the attainment of performance or business targets and this could increase the variability of the company’s revenues and margins; the company’s ability to attract and retain business may depend on its reputation in the marketplace; the company’s alliance relationships may not be successful or may change, which could adversely affect the company’s results of operations; the company’s Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose it to operational risks; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; the company’s results of operations could be materially adversely affected by unfavorable fluctuations in foreign currency exchange rates; the company could have liability or the company’s reputation could be damaged if the company fails to protect client data and company data or information systems as obligated by law or contract or if the company’s information systems are breached; the company could be subject to liabilities or damage to its relationships with clients if subcontractors or the third parties with whom the company partners cannot meet their commitments on time or at all; the company’s services or solutions could infringe upon the intellectual property rights of others or the company might lose its ability to utilize the intellectual property of others; the company has only a limited ability to protect its intellectual property rights, which are important to the company’s success; changes in the company’s level of taxes, and audits, investigations and tax proceedings, could have a material adverse effect on the company’s results of operations and financial condition; the company’s profitability could suffer if its cost-management strategies are unsuccessful; if the company is unable to collect its receivables or unbilled services, the company’s results of operations, financial condition and cash flows could be adversely affected; the company may be subject to criticism, negative publicity and legislative or regulatory action related to its incorporation in Ireland; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; the company may not be successful at identifying, acquiring or integrating other businesses; consolidation in the industries the company serves could adversely affect its business; the company’s share price could fluctuate and be difficult to predict; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor

Accenture

+1 (917) 452-5106

roxanne.taylor@accenture.com

ACCENTURE PLC

CONSOLIDATED INCOME STATEMENTS

(In thousands of U.S. dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended August 31,				Year Ended August 31,
	2011	% of Net Revenues	2010	% of Net Revenues	2011	% of Net Revenues	2010	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$6,687,650	100%	$5,420,581	100%	$25,507,036	100%	$21,550,568	100%
Reimbursements	486,423		412,492		1,845,878		1,543,510

Revenues	7,174,073		5,833,073		27,352,914		23,094,078
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	4,472,263	66.9%	3,575,769	66.0%	17,120,317	67.1%	14,299,821	66.4%
Reimbursable expenses	486,423		412,492		1,845,878		1,543,510

Cost of services	4,958,686		3,988,261		18,966,195		15,843,331
Sales and marketing	820,841	12.3%	698,325	12.9%	3,094,465	12.1%	2,658,058	12.3%
General and administrative costs	471,610	7.1%	432,793	8.0%	1,820,277	7.1%	1,668,306	7.7%
Reorganization costs, net	407		60		1,520		9,538

Total operating expenses	6,251,544		5,119,439		23,882,457		20,179,233

OPERATING INCOME	922,529	13.8%	713,634	13.2%	3,470,457	13.6%	2,914,845	13.5%
(Loss) gain on investments, net	(145)		(35)		(1,086)		(6)
Interest income	11,936		8,556		41,083		29,931
Interest expense	(3,930)		(3,616)		(15,000)		(14,677)
Other income (expense), net	5,008		(1,945)		16,568		(15,724)

INCOME BEFORE INCOME TAXES	935,398	14.0%	716,594	13.2%	3,512,022	13.8%	2,914,369	13.5%
Provision for income taxes	252,533		206,331		958,782		853,910

NET INCOME	682,865	10.2%	510,263	9.4%	2,553,240	10.0%	2,060,459	9.6%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(60,299)		(58,286)		(243,575)		(257,636)
Net income attributable to noncontrolling interests – other (1)	(10,633)		(6,495)		(31,988)		(22,167)

NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$611,933	9.2%	$445,482	8.2%	$2,277,677	8.9%	$1,780,656	8.3%

CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$611,933		$445,482		$2,277,677		$1,780,656
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	60,299		58,286		243,575		257,636

Net income for diluted earnings per share calculation	$672,232		$503,768		$2,521,252		$2,038,292

EARNINGS PER SHARE:
- Basic	$0.95		$0.70		$3.53		$2.79
- Diluted (3)	$0.91		$0.66		$3.40		$2.66
WEIGHTED AVERAGE SHARES:
- Basic	647,428,247		637,092,938		645,631,170		637,170,234
- Diluted (3)	738,340,289		758,708,473		742,184,540		766,578,978
Cash dividends per share	$—		$—		$0.90		$1.125

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)	Diluted earnings per share assumes the redemption of all Accenture SCA Class I common shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis.
(3)	Diluted weighted average Accenture plc Class A ordinary shares and earnings per share amounts in fiscal 2010 have been restated to reflect additional restricted share units issued to holders of restricted share units in connection with the payment of cash dividends.

ACCENTURE PLC

SUMMARY OF REVENUES

(In thousands of U.S. dollars)

(Unaudited)

			Percent Increase U.S.$	Percent Increase Local Currency

	Three Months Ended August 31,
OPERATING GROUPS	2011	2010
Communications & High Tech (1)	$1,431,911	$1,164,475	23%	13%
Financial Services	1,372,310	1,115,259	23	13
Health & Public Service	993,657	856,109	16	12
Products	1,586,462	1,267,809	25	16
Resources	1,298,799	1,013,513	28	18
Other	4,511	3,416	n/m	n/m

TOTAL Net Revenues	6,687,650	5,420,581	23%	14%
Reimbursements	486,423	412,492	18

TOTAL REVENUES	$7,174,073	$5,833,073	23%

GEOGRAPHY
Americas	$3,041,001	$2,519,671	21%	18%
EMEA	2,689,793	2,213,375	22	8
Asia Pacific	956,856	687,535	39	23

TOTAL Net Revenues	$6,687,650	$5,420,581	23%	14%

TYPE OF WORK
Consulting	$3,881,006	$3,094,287	25%	16%
Outsourcing	2,806,644	2,326,294	21	13

TOTAL Net Revenues	$6,687,650	$5,420,581	23%	14%

			Percent Increase U.S.$	Percent Increase Local Currency

	Year Ended August 31,
OPERATING GROUPS	2011	2010
Communications & High Tech (1)	$5,434,024	$4,612,290	18%	14%
Financial Services	5,380,674	4,446,038	21	18
Health & Public Service	3,861,146	3,580,802	8	7
Products	5,931,333	4,985,347	19	16
Resources	4,882,248	3,911,041	25	21
Other	17,611	15,050	n/m	n/m

TOTAL Net Revenues	25,507,036	21,550,568	18%	15%
Reimbursements	1,845,878	1,543,510	20

TOTAL REVENUES	$27,352,914	$23,094,078	18%

GEOGRAPHY
Americas	$11,270,668	$9,465,357	19%	17%
EMEA	10,853,684	9,583,268	13	11
Asia Pacific	3,382,684	2,501,943	35	23

TOTAL Net Revenues	$25,507,036	$21,550,568	18%	15%

TYPE OF WORK
Consulting	$14,924,187	$12,371,268	21%	17%
Outsourcing	10,582,849	9,179,300	15	13

TOTAL Net Revenues	$25,507,036	$21,550,568	18%	15%

n/m = not meaningful

(1)	On Sept. 1, 2011, Accenture changed the name of its Communications & High Tech operating group to Communications, Media & Technology. The three industries that make up the operating group — Communications, Electronics & High Tech, and Media & Entertainment — remain the same.

ACCENTURE PLC

OPERATING INCOME BY OPERATING GROUP (OG)

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended August 31,
	2011		2010
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications & High Tech (1)	$188,444	13%	$160,598	14%	$27,846
Financial Services	187,312	14	191,382	17	(4,070)
Health & Public Service	100,715	10	40,219	5	60,496
Products	206,169	13	151,129	12	55,040
Resources	239,889	18	170,306	17	69,583

Total	$922,529	13.8%	$713,634	13.2%	$208,895

	Year Ended August 31,
	2011		2010
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase
Communications & High Tech (1)	$727,761	13%	$614,777	13%	$112,984
Financial Services	898,287	17	772,499	17	125,788
Health & Public Service	318,430	8	286,510	8	31,920
Products	679,716	11	592,152	12	87,564
Resources	846,263	17	648,907	17	197,356

Total	$3,470,457	13.6%	$2,914,845	13.5%	$555,612

(1)	On Sept. 1, 2011, Accenture changed the name of its Communications & High Tech operating group to Communications, Media & Technology. The three industries that make up the operating group — Communications, Electronics & High Tech, and Media & Entertainment — remain the same.

ACCENTURE PLC

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	August 31, 2011	August 31, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,701,078	$4,838,292
Short-term investments	4,929	2,987
Receivables from clients, net	3,236,059	2,534,598
Unbilled services, net	1,385,733	1,127,827
Other current assets	1,143,384	1,059,921

Total current assets	11,471,183	9,563,625

NON-CURRENT ASSETS:
Unbilled services, net	49,192	54,310
Investments	40,365	41,023
Property and equipment, net	785,231	659,569
Other non-current assets	3,385,539	2,516,726

Total non-current assets	4,260,327	3,271,628

TOTAL ASSETS	$15,731,510	$12,835,253

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$4,419	$143
Accounts payable	949,250	885,328
Deferred revenues	2,219,270	1,772,833
Accrued payroll and related benefits	3,259,252	2,683,492
Other accrued liabilities	1,474,398	1,225,808

Total current liabilities	7,906,589	6,567,604

NON-CURRENT LIABILITIES:
Long-term debt	—	1,445
Other non-current liabilities	3,474,049	2,991,481

Total non-current liabilities	3,474,049	2,992,926

TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	3,878,951	2,835,746

NONCONTROLLING INTERESTS	471,921	438,977

TOTAL SHAREHOLDERS’ EQUITY	4,350,872	3,274,723

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$15,731,510	$12,835,253

ACCENTURE PLC

CONSOLIDATED CASH FLOWS STATEMENTS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
	2011	2010	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$682,865	$510,263	$2,553,240	$2,060,459
Depreciation, amortization and asset impairments	141,340	124,958	513,256	474,688
Share-based compensation expense	106,419	99,193	450,137	425,822
Change in assets and liabilities/other, net	450,652	517,191	(74,894)	130,651

Net cash provided by operating activities	1,381,276	1,251,605	3,441,739	3,091,620

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(136,975)	(101,602)	(403,714)	(238,215)
Purchases of businesses and investments, net of cash acquired	(187,525)	(12,545)	(306,187)	(41,075)
Other investing, net	3,370	4,227	6,514	5,525

Net cash used in investing activities	(321,130)	(109,920)	(703,387)	(273,765)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	89,003	45,840	557,366	437,025
Purchases of shares	(730,804)	(738,396)	(2,171,877)	(2,070,875)
Cash dividends paid	—	—	(643,642)	(824,148)
Other financing, net	27,266	(13,850)	136,649	28,972

Net cash used in financing activities	(614,535)	(706,406)	(2,121,504)	(2,429,026)
Effect of exchange rate changes on cash and cash equivalents	(1,217)	90,902	245,938	(92,199)

NET INCREASE IN CASH AND CASH EQUIVALENTS	444,394	526,181	862,786	296,630

CASH AND CASH EQUIVALENTS, beginning of period	5,256,684	4,312,111	4,838,292	4,541,662

CASH AND CASH EQUIVALENTS, end of period	$5,701,078	$4,838,292	$5,701,078	$4,838,292